Exhibit 11.1

Consent of Independent Auditor

We consent to the use, in this Offering Statement on Form 1-A of Aqua Quest International, Inc., of our reports dated August 26, 2019, relating to our audits of the financial statements of Aqua Quest International, Inc. for the years ended December 31, 2017 and December 31, 2018, respectively.

/s/ Brian K. White, CPA
Certified Public Accountant

We have served as the Company’s auditor since 2018.

Katy, Texas

September 16, 2019